EXHIBIT 99.1

ASX Release
10th November 2009

DRILLING UNIT SELECTED

AuDAX Resources Ltd (ASX:ADX) is pleased to announce that Atwood Oceanics Inc has been selected as the successful bidder to provide Drilling Rig Services for the deep water Sambuca prospect in the Kerkouane permit offshore Tunisia. Atwood will be providing the ATWOOD SOUTHERN CROSS semi-submersible offshore drilling unit to conduct the work programme.
The technical and commercial evaluation results were approved by ETAP (Enterprise Tunisienne D’Activites Petrolieres) in Tunis.

Subject to signing a final agreement and receiving respective government approvals, AuDAX expects to drill the Exploration well to test the Sambuca prospect in the preferred weather window of summer 2010.

The Sambuca prospect appears to be one of the largest undrilled structures in the Mediterranean Sea with a total P50 recoverable resource potential of 270 million barrels of oil equivalent.

For further details please contact:

Wolfgang Zimmer                             Gary Roper
Managing Director                            Chairman
+43 (0) 676 358 1214                          +61(08)9226 2822
www.audax.com                                    www.audax.com